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EXHIBIT 23


                       MANUFACTURED HOME COMMUNITIES, INC.
                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, and No. 33-76486, and
Form S-3 No. 333-66550, No. 333-90813, No. 333-65515, No. 333-25297, No.
333-1710, No. 33-82902 and No. 33-97288) of Manufactured Home Communities, Inc., and in the related Prospectuses, of our report dated January 27, 2004, except for Note 18 as to which the date is February 19, 2004 and Note 17 as to which the date is February 24, 2004 with respect to the consolidated financial statements and schedules of Manufactured Home Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                ERNST & YOUNG LLP


Chicago, Illinois
March 9, 2004